Filed Pursuant to Rule 433

Registration No. 333-158663

Subject to Completion

Preliminary Term Sheet dated December 22, 2010

The notes are being offered by Bank of America Corporation (“BAC”). The notes will have the terms specified in this term sheet as supplemented by the documents indicated below under “Additional Terms” (together, the “Note Prospectus”). Investing in the notes involves a number of risks. There are important differences between the notes and a conventional debt security, including different investment risks. See “Risk Factors” on page TS-5 of this term sheet and beginning on page S-9 of product supplement STEP UP-2. The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

In connection with this offering, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) is acting in its capacity as principal for your account.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price (1)	$10.00	$
Underwriting discount (1)	$0.20	$
Proceeds, before expenses, to Bank of America Corporation	$9.80	$

(1)

The public offering price and underwriting discount for any purchase of 500,000 units or more in a single transaction by an individual investor will be $9.95 per unit and $0.15 per unit, respectively. The public offering price and underwriting discount for any purchase by certain fee-based trusts and fee-based discretionary accounts managed by U.S. Trust operating through Bank of America, N.A. will be $9.80 per unit and $0.00 per unit, respectively.

*Depending on the date the notes are priced for initial sale to the public (the “pricing date”), which may be in January or February 2011, the settlement date may occur in January or February 2011, and the maturity date may occur in January or February 2014. Any reference in this term sheet to the month in which the pricing date, the settlement date, or the maturity date will occur is subject to change as specified above.

Merrill Lynch & Co.
January , 2011

Units

Expected Pricing Date*

January     , 2011

Currency-Linked Step Up Notes

Settlement Date*

February     , 2011

Linked to a Basket of Asian Currencies,

Maturity Date*

January     , 2014

due January     , 2014

CUSIP No.

$10 principal amount per unit

Term Sheet No.

Currency-Linked Step Up Notes

¡ Linked to a Basket of Asian Currencies (the “Exchange Rate Measure”), which represents a long position in the Singapore dollar, the Philippine peso, the Malaysian ringgit, and the Indonesian rupiah relative to the U.S. dollar

¡ Step Up Payment of $1.10 to $1.70 per unit at maturity if the value of the Exchange Rate Measure is unchanged or increases, but does not increase above the Step Up Value of 111% to 117% of the Starting Value

¡ 100% participation in any increase in the value of the Exchange Rate Measure if it increases above the Step Up Value

¡ 90% principal protected at maturity against decreases in the value of the Exchange Rate Measure

¡ A maturity of approximately three years

¡ Repayment of principal at maturity is subject to the credit risk of Bank of America Corporation

¡ No periodic interest payments

¡ No listing on any securities exchange

¡ Market Downside Protection

¡ Enhanced Income

¡ Market Access

¡ Enhanced Return

¡ Market Downside

¡ Protection

Summary

The Currency-Linked Step Up Notes Linked to a Basket of Asian Currencies, due January    , 2014 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt, and any payments due on the notes, including any repayment of principal, will be subject to the credit risk of BAC.

The Exchange Rate Measure to which the notes are linked is a “Basket of Asian Currencies” (the “Exchange Rate Measure”), which tracks the value of an equally weighted investment in the Singapore dollar, the Philippine peso, the Malaysian ringgit, and the Indonesian rupiah (each, an “underlying currency”), based on the exchange rate for each underlying currency relative to the U.S. dollar. As described in more detail below, the notes provide investors with a Step Up Payment if the value of the Exchange Rate Measure is unchanged or increases from the Starting Value, which will be set to 100 on the pricing date, to the Ending Value, as determined on a calculation day shortly before the maturity date, but does not increase above the Step Up Value. If the value of the Exchange Rate Measure increases (that is, the underlying currencies strengthen relative to the U.S. dollar) over the term of the notes from the Starting Value to an Ending Value that is above the Step Up Value, investors will participate on a 1-for-1 basis in the increase above the Starting Value. Investors should be of the view that the value of the Exchange Rate Measure will increase. Investors must be willing to forgo interest payments on the notes and be willing to accept a repayment at maturity that is up to 10% less than the Original Offering Price.

Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement STEP UP-2. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BAC.

Terms of the Notes

Issuer:	Bank of America Corporation (“BAC”)
Original Offering Price:	$10.00 per unit
Term:	Approximately three years
Exchange Rate Measure:

A Basket of Asian Currencies, which tracks the value of an equally weighted investment in the Singapore dollar, the Philippine peso, the Malaysian ringgit, and the Indonesian rupiah, based on the exchange rate for each underlying currency relative to the U.S. dollar.

Initial Exchange Rate:

The Initial Exchange Rate for each underlying currency will be determined on the pricing date, in the manner and subject to postponement as more fully described on page TS-7, and set forth in the final term sheet that will be made available in connection with sales of the notes.

Starting Value:	The Starting Value of the Exchange Rate Measure will be set to 100 on the pricing date.
Ending Value:

The value of the Exchange Rate Measure on the calculation day, calculated based upon the exchange rate of each underlying currency on that day, as described beginning on page TS-7 under “The Basket of Asian Currencies.” If it is determined that the scheduled calculation day is not a business day, or if the exchange rate for any underlying currency is not quoted on the scheduled calculation day, the Ending Value will be determined as more fully described beginning on page TS-7 below.

Calculation Day:

The fifth scheduled business day immediately prior to the maturity date, determined on the pricing date and set forth in the final term sheet that will be made available in connection with sales of the notes.

Step Up Payment:

The Step Up Payment will be between $1.10 and $1.70 per unit at maturity (representing a return of between 11% and 17% over the Original Offering Price). The actual Step Up Payment will be determined on the pricing date and set forth in the final term sheet that will be made available in connection with sales of the notes.

Step Up Value:

The Step Up Value will be between 111.00 and 117.00 (111% to 117% of the Starting Value). The Step Up Value will be determined on the pricing date and set forth in the final term sheet that will be made available in connection with sales of the notes.

Minimum Redemption Amount:	$9.00 per unit
Calculation Agent:	Merrill Lynch Capital Services, Inc., a subsidiary of BAC

Determining the Redemption Amount for the Notes

On the maturity date, you will receive a cash payment per unit of the notes (the “Redemption Amount”) calculated as follows:

(The Redemption Amount cannot be less than the Minimum Redemption Amount of $9.00 per unit.)

Currency-Linked Step Up Notes	TS-2

Hypothetical Payout Profile

This graph reflects the hypothetical returns on the notes at maturity, based on the hypothetical Step Up Payment of $1.40 (the midpoint of the Step Up Payment range of $1.10 to $1.70), the hypothetical Step Up Value of 114.00 (the midpoint of the Step Up Value range of 111.00 to 117.00), and the Minimum Redemption Amount of $9.00. The blue line reflects the hypothetical returns on the notes, while the dotted gray line reflects the hypothetical returns of a direct investment in the Exchange Rate Measure.

This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual Step Up Payment, Step Up Value, Ending Value, and the term of your investment.

Hypothetical Redemption Amounts

Examples

Set forth below are four examples of Redemption Amount calculations (rounded to two decimal places) payable at maturity, based upon the Minimum Redemption Amount of $9.00 (per unit), the Starting Value of 100.00, a hypothetical Step Up Payment of $1.40 (the midpoint of the Step Up Payment range of $1.10 to $1.70), and a hypothetical Step Up Value of 114.00 (the midpoint of the Step Up Value range of 111.00 to 117.00).

Example 1 — The hypothetical Ending Value is equal to 50.00:

Hypothetical Redemption Amount (per unit) = the greater of (a) $10 +	[	$10 ×	(50.00 – 100.00)	]	= $5.00 and (b) $9.00
100.00

Hypothetical Redemption Amount (per unit) = $9.00 (The Redemption Amount cannot be less than the Minimum Redemption Amount.)

Example 2 — The hypothetical Ending Value is equal to 97.00:

Hypothetical Redemption Amount (per unit) = $10 +	[	$10 ×	(97.00 – 100.00)	]	= $9.70
100.00

Example 3 —The hypothetical Ending Value is equal to 102.00:

Hypothetical Redemption Amount (per unit) = $10.00 + $1.40 = $11.40

In this case, because the hypothetical Ending Value is greater than the Starting Value but less than or equal to the hypothetical Step Up Value, the hypothetical Redemption Amount (per unit) will equal $11.40, which is the sum of the Original Offering Price of $10.00 and the hypothetical Step Up Payment of $1.40.

Example 4 —The hypothetical Ending Value is equal to 130.00:

Hypothetical Redemption Amount (per unit) = $10 +	[	$10 ×	(130.00 – 100.00)	]	= $13.00
100.00

In this case, because the hypothetical Ending Value is greater than the hypothetical Step Up Value, the hypothetical Redemption Amount (per unit) will equal $13.00.

Currency-Linked Step Up Notes	TS-3

The following table illustrates, for the Starting Value of 100 and a range of hypothetical Ending Values of the Exchange Rate Measure:

▪	the percentage change from the Starting Value to the hypothetical Ending Value;
▪	the hypothetical Redemption Amount per unit of the notes (rounded to two decimal places); and
▪	the hypothetical total rate of return to holders of the notes.

The table below is based on a hypothetical Step Up Payment of $1.40 (the midpoint of the Step Up Payment range of $1.10 to $1.70), a hypothetical Step Up Value of 114.00 (the midpoint of the Step Up Value range of 111.00 to 117.00), and the Minimum Redemption Amount of $9.00 per unit.

Hypothetical Ending Value	Percentage Change from the Starting Value to the Hypothetical Ending Value	Hypothetical Redemption Amount per Unit	Hypothetical Total Rate of Return on the Notes
50.00	-50.00%	$9.00	-10.00%
60.00	-40.00%	$9.00	-10.00%
70.00	-30.00%	$9.00	-10.00%
80.00	-20.00%	$9.00	-10.00%
90.00	-10.00%	$9.00 (1)	-10.00%
95.00	-5.00%	$9.50	-5.00%
97.00	-3.00%	$9.70	-3.00%
99.00	-1.00%	$9.90	-1.00%
100.00 (2)	0.00%	$11.40 (3)	14.00%
101.00	1.00%	$11.40	14.00%
102.00	2.00%	$11.40	14.00%
103.00	3.00%	$11.40	14.00%
105.00	5.00%	$11.40	14.00%
110.00	10.00%	$11.40	14.00%
114.00 (4)	14.00%	$11.40	14.00%
115.00	15.00%	$11.50	15.00%
120.00	20.00%	$12.00	20.00%
130.00	30.00%	$13.00	30.00%
140.00	40.00%	$14.00	40.00%
150.00	50.00%	$15.00	50.00%

(1)	The Redemption Amount will not be less than the Minimum Redemption Amount of $9.00 per unit of the notes.

(2)	The Starting Value will be set to 100 on the pricing date.

(3)

This amount represents the sum of the Original Offering Price and the hypothetical Step Up Payment. The actual Step Up Payment will be determined on the pricing date and will be between $1.10 and $1.70.

(4)	This is the hypothetical Step Up Value. The actual Step Up Value will be determined on the pricing date and will be between 111.00 and 117.00.

The above figures are for purposes of illustration only. The actual Redemption Amount and the resulting total rate of return will depend on the actual Ending Value, Step Up Value, Step Up Payment, and the term of your investment.

Currency-Linked Step Up Notes	TS-4

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page S-9 of product supplement STEP UP-2 and page S-4 of the MTN prospectus supplement identified below under “Additional Terms.” We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

▪	Your investment may result in a loss; there is no guaranteed return of principal.

▪	Your yield may be less than the yield on a conventional debt security of comparable maturity.

▪	Changes in the exchange rates of the underlying currencies may offset each other.

▪	You must rely on your own evaluation of the merits of an investment linked to the Exchange Rate Measure.

▪

In seeking to provide you with what we believe to be commercially reasonable terms for the notes, while providing MLPF&S with compensation for its services, we have considered the costs of developing, hedging, and distributing the notes.

▪	A trading market is not expected to develop for the notes. MLPF&S is not obligated to make a market for, or to repurchase, the notes.

▪	Payments on the notes are subject to our credit risk, and changes in our credit ratings are expected to affect the value of the notes.

▪	The Redemption Amount will not be affected by all developments relating to the Exchange Rate Measure.

▪

If you attempt to sell the notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than their Original Offering Price.

▪	Purchases and sales by us and our affiliates of the underlying currencies may affect your return.

▪	Our trading and hedging activities may create conflicts of interest with you.

▪	Our hedging activities may affect your return at maturity and the market value of the notes.

▪	There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent.

▪	The return on the notes depends on the exchange rates of the underlying currencies, which are affected by many complex factors outside of our control.

▪	The exchange rates could be affected by the actions of the governments of Singapore, the Philippines, Malaysia, Indonesia, and the United States.

▪	Even though currencies trade around-the-clock, the notes will not trade around-the-clock, and the prevailing market prices for the notes may not reflect the current exchange rates.

▪	Suspensions or disruptions of market trading in the underlying currencies and the U.S. dollar may adversely affect the value of the notes.

▪	The notes are payable only in U.S. dollars and you will have no right to receive any payments in any underlying currency.

▪

The U.S. federal income tax consequences of the notes are uncertain and may be adverse to a holder of the notes. See “Summary Tax Consequences” and “Certain U.S. Federal Income Taxation Considerations” below and “U.S. Federal Income Tax Summary” beginning on page S-23 of product supplement STEP UP-2.

Currency-Linked Step Up Notes	TS-5

Investor Considerations

You may wish to consider an investment in the notes if:

▪

You anticipate that the Ending Value will be greater than the Starting Value. In other words, you anticipate that the underlying currencies will strengthen relative to the U.S. dollar over the term of the notes.

▪	You accept that you will lose up to 10% of your original investment amount if the Ending Value is less than the Starting Value.

▪	You are willing to forgo interest payments on the notes, such as fixed or floating rate interest paid on traditional interest bearing debt securities.

▪

You are willing to accept that a trading market is not expected to develop for the notes. You understand that secondary market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness.

▪	You are willing to make an investment, the payments on which depend on our creditworthiness, as the issuer of the notes.

The notes may not be an appropriate investment for you if:

▪

You anticipate that the Ending Value will be less than the Starting Value. In other words, you anticipate that the underlying currencies will weaken relative to the U.S. dollar over the term of the notes.

▪	You seek 100% principal protection or preservation of capital.

▪	You seek interest payments or other current income on your investment.

▪	You seek assurances that there will be a liquid market if and when you want to sell the notes prior to maturity.

▪	You are unwilling or are unable to assume the credit risk associated with us, as the issuer of the notes.

Other Provisions

We may deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than three business days from the pricing date, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

Supplement to the Plan of Distribution

MLPF&S, a broker-dealer subsidiary of BAC, is a member of the Financial Industry Regulatory Authority, Inc. (formerly the National Association of Securities Dealers, Inc. (the “NASD”)) and will participate as selling agent in the distribution of the notes. Accordingly, offerings of the notes will conform to the requirements of NASD Rule 2720. Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us on the issue date as principal at the purchase price indicated on the cover of this term sheet, less the indicated underwriting discount. MLPF&S will not receive an underwriting discount for notes sold to certain fee-based trusts and fee-based discretionary accounts managed by U.S. Trust operating through Bank of America, N.A. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units.

MLPF&S may use this Note Prospectus for offers and sales in secondary market transactions and market-making transactions in the notes but is not obligated to engage in such secondary market transactions and/or market-making transactions. MLPF&S may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market prices at the time of the sale.

Currency-Linked Step Up Notes	TS-6

The Basket of Asian Currencies

The notes are designed to allow investors to participate in the movements of the Exchange Rate Measure over the term of the notes. The Exchange Rate Measure is designed to track the value of an equally weighted investment in the Singapore dollar, the Philippine peso, the Malaysian ringgit, and the Indonesian rupiah, based on the exchange rate of each underlying currency relative to the U.S. dollar. The notes provide upside participation at maturity if the value of the Exchange Rate Measure increases (that is, the underlying currencies strengthen relative to the U.S. dollar) over the term of the notes.

The exchange rate for each underlying currency is expressed as the number of units of the applicable underlying currency for which one U.S. dollar can be exchanged. Accordingly, an increase in the applicable exchange rate means that the value of the relevant underlying currency has weakened against the U.S. dollar, and a decrease in the applicable exchange rate means that the value of the relevant underlying currency has strengthened against the U.S. dollar. If investing in the notes, investors should be of the view that the value of the Exchange Rate Measure will increase over the term of the notes (that is, the underlying currencies will strengthen relative to the U.S. dollar from the Initial Exchange Rate, determined on the pricing date, to the Final Exchange Rate, determined on a calculation day shortly before the maturity date).

For each underlying currency, the Initial Exchange Rate and the Final Exchange Rate (which will be rounded to four decimal places) will be determined as follows:

▪

Singapore dollar: the number of Singapore dollars for which one U.S. dollar can be exchanged as reported by Reuters Group PLC (“Reuters”) on page ABSIRFIX01, or any substitute page thereto, under USD, at approximately 11:00 a.m. in Singapore.

▪

Philippine peso: the number of Philippine pesos for which one U.S. dollar can be exchanged as reported by Reuters on page PDSPESO, or any substitute page thereto, under USD, at approximately 11:00 a.m. in Manila, Philippines.

▪

Malaysian ringgit: the number of Malaysian ringgits for which one U.S. dollar can be exchanged as reported by Reuters on page ABSIRFIX01, or any substitute page thereto, under USD, at approximately 11:00 a.m. in Singapore.

▪

Indonesian rupiah: the number of Indonesian rupiahs for which one U.S. dollar can be exchanged as reported by Reuters on page ABSIRFIX01, or any substitute page thereto, under USD, at approximately 11:00 a.m. in Singapore.

If the following events occur (each, a “Non-Publication Event”):

▪	the exchange rate for an underlying currency is not so quoted on the applicable page indicated above on the pricing date (for purposes of determining the Initial Exchange Rate); or

▪

the calculation agent determines that the scheduled calculation day is not a business day by reason of an extraordinary event, occurrence, declaration, or otherwise, or the exchange rate for an underlying currency is not so quoted on the applicable page indicated above on the scheduled calculation day (for purposes of determining the Final Exchange Rate), then the calculation agent will determine the Initial Exchange Rate or the Final Exchange Rate for that underlying currency, as applicable, on the next applicable business day on which the exchange rate is so quoted. However, in no event will the determination of the exchange rate for any underlying currency be postponed to a date (the “final determination date”) that is later than the close of business in New York, New York on the second scheduled business day following the pricing date (for purposes of determining the Initial Exchange Rate) or the close of business in New York, New York on the second scheduled business day prior to the maturity date (for purposes of determining the Final Exchange Rate).

If, following a Non-Publication Event and postponement as described above, the exchange rate for any underlying currency remains not quoted on the final determination date, the Initial Exchange Rate or the Final Exchange Rate, as applicable, for that currency will nevertheless be determined on the final determination date. The calculation agent, in its sole discretion, will determine the Initial Exchange Rate or the Final Exchange Rate for that underlying currency on the applicable final determination date (and, in the case of the Final Exchange Rate, the applicable Weighted Return and the Ending Value of the Exchange Rate Measure) in a manner which the calculation agent considers commercially reasonable under the circumstances. In making its determination, the calculation agent may take into account spot quotations for the applicable underlying currency and any other information that it deems relevant.

The final term sheet will set forth the Initial Exchange Rate for each underlying currency and a brief statement of the facts relating to the determination of the Initial Exchange Rate for any underlying currency affected by a Non-Publication Event on the pricing date, if any. The Initial Exchange Rates and the Final Exchange Rates for all underlying currencies that are not affected by a Non-Publication Event will be determined on the pricing date or the scheduled calculation day, as applicable.

The Starting Value will be set to 100 on the pricing date.

The Ending Value will equal the value of the Exchange Rate Measure on the calculation day.

The value of the Exchange Rate Measure on the calculation day will equal: 100 + 100 x (the sum of the Weighted Return for each exchange rate), rounded to two decimal places.

Currency-Linked Step Up Notes	TS-7

The Weighted Return for each exchange rate will be determined by the calculation agent as follows:

▪ Singapore dollar:	Exchange Rate Weighting	×	(	Initial Exchange Rate - Final Exchange Rate	)
Final Exchange Rate

▪ Philippine peso:	Exchange Rate Weighting	×	(	Initial Exchange Rate - Final Exchange Rate	)
Final Exchange Rate

▪ Malaysian ringgit:	Exchange Rate Weighting	×	(	Initial Exchange Rate - Final Exchange Rate	)
Final Exchange Rate

▪ Indonesian rupiah:	Exchange Rate Weighting	×	(	Initial Exchange Rate - Final Exchange Rate	)
Final Exchange Rate

The formulas above will result in the Weighted Return for an exchange rate being positive when the underlying currency strengthens relative to the U.S. dollar and being negative when that underlying currency weakens relative to the U.S. dollar. Assuming the exchange rates for the other underlying currencies remain the same, any strengthening of an underlying currency relative to the U.S. dollar will result in an increase in the Ending Value while any weakening of an underlying currency relative to the U.S. dollar will result in a decrease in the Ending Value.

The strengthening of an underlying currency relative to the U.S. dollar will result in a decrease in the applicable exchange rate, while the weakening of an underlying currency relative to the U.S. dollar will result in an increase in the applicable exchange rate.

The “Exchange Rate Weighting” with respect to each exchange rate will equal 25%, reflecting an equal weighting for each underlying currency in the Exchange Rate Measure.

The “Initial Exchange Rate” for each underlying currency will be determined on the pricing date, subject to postponement as described above, and set forth in the final term sheet that will be made available in connection with sales of the notes.

The “Final Exchange Rate” for each underlying currency will be determined on the calculation day, subject to postponement as described above.

Currency-Linked Step Up Notes	TS-8

Hypothetical Calculations of the Weighted Returns and the Ending Value

Set forth below are two examples of hypothetical Weighted Return and hypothetical Ending Value calculations (rounded to two decimal places) based on hypothetical Initial Exchange Rates (based upon each underlying currency as reported on Bloomberg L.P. on December 14, 2010) and assuming hypothetical Final Exchange Rates for each exchange rate as follows.

Example 1:

Underlying Currency	Exchange Rate Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	Hypothetical Weighted Return
Singapore dollar	25.00%	1.3026	1.9539	-8.33%
Philippine peso	25.00%	43.8180	65.7270	-8.33%
Malaysian ringgit	25.00%	3.1260	2.5321	5.86%
Indonesian rupiah	25.00%	9,012.0000	18,024.0000	-12.50%

The hypothetical Weighted Return for each exchange rate is determined as follows:

▪	Singapore dollar:	25% ×	(1.3026 – 1.9539)	= -8.33%
1.9539

▪	Philippine peso:	25% ×	(43.8180 – 65.7270)	= -8.33%
65.7270

▪	Malaysian ringgit:	25% ×	(3.1260 – 2.5321)	= 5.86%
2.5321

▪	Indonesian rupiah:	25% ×	(9,012.0000 – 18,024.0000)	= -12.50%
18,024.0000

The hypothetical Ending Value would be 76.70, determined as follows:

100 + 100 × (sum of the Weighted Return for each exchange rate), rounded to two decimal places

100 + 100 × (-8.33 - 8.33 + 5.86 - 12.50)%

100 + 100 × (-23.30%) = 76.70

Example 2:

Underlying Currency	Exchange Rate Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	Hypothetical Weighted Return
Singapore dollar	25.00%	1.3026	1.3677	-1.19%
Philippine peso	25.00%	43.8180	32.8635	8.33%
Malaysian ringgit	25.00%	3.1260	2.1882	10.71%
Indonesian rupiah	25.00%	9,012.0000	9,913.2000	-2.27%

The hypothetical Weighted Return for each exchange rate is determined as follows:

▪	Singapore dollar:	25% ×	(1.3026 – 1.3677)	= -1.19%
1.3677

▪	Philippine peso:	25% ×	(43.8180 – 32.8635)	= 8.33%
32.8635

▪	Malaysian ringgit:	25% ×	(3.1260 – 2.1882)	= 10.71%
2.1882

▪	Indonesian rupiah:	25% ×	(9,012.0000 – 9,913.2000)	= -2.27%
9,913.2000

The hypothetical Ending Value would be 115.58, determined as follows:

100 + 100 × (sum of the Weighted Return for each exchange rate), rounded to two decimal places

100 + 100 × (-1.19 + 8.33 + 10.71 - 2.27)%

100 + 100 × (15.58%) = 115.58

Currency-Linked Step Up Notes	TS-9

Historical Data on the Exchange Rates

The following tables set forth the high and low daily exchange rates for each underlying currency from the first quarter of 2005 through December 14, 2010. These exchange rates were obtained from publicly available information on Bloomberg, L.P. These exchange rates should not be taken as an indication of the future performance of any of the underlying currencies or the Exchange Rate Measure, or as an indication of whether, or to what extent, the Ending Value will be greater than the Starting Value.

As described above, the exchange rate for each underlying currency is expressed as the number of units of the applicable underlying currency for which one U.S. dollar can be exchanged. As a result, the “High” values represent the weakest that currency was relative to the U.S. dollar for the given quarter, while the “Low” values represent the strongest that currency was relative to the U.S. dollar for the given quarter.

Singapore dollar

The following table sets forth the high and low daily exchange rates for the Singapore dollar for the calendar quarters from the first quarter of 2005 through December 14, 2010. On December 14, 2010, the exchange rate for the Singapore dollar was 1.3026 Singapore dollars per U.S. dollar, as reported by Bloomberg L.P. The Initial Exchange Rate for the Singapore dollar will be determined by the calculation agent on the pricing date and set forth in the final term sheet that will be made available in connection with sales of the notes.

	High	Low
2005
First Quarter	1.6525	1.6191
Second Quarter	1.6860	1.6347
Third Quarter	1.7006	1.6464
Fourth Quarter	1.7061	1.6620

2006
First Quarter	1.6605	1.6140
Second Quarter	1.6157	1.5608
Third Quarter	1.5953	1.5673
Fourth Quarter	1.5906	1.5344

2007
First Quarter	1.5450	1.5159
Second Quarter	1.5428	1.5102
Third Quarter	1.5342	1.4852
Fourth Quarter	1.4821	1.4393

2008
First Quarter	1.4478	1.3756
Second Quarter	1.3841	1.3501
Third Quarter	1.4393	1.3482
Fourth Quarter	1.5302	1.4301

2009
First Quarter	1.5549	1.4349
Second Quarter	1.5189	1.4367
Third Quarter	1.4640	1.4097
Fourth Quarter	1.4161	1.3795

2010
First Quarter	1.4241	1.3875
Second Quarter	1.4179	1.3671
Third Quarter	1.3940	1.3164
Fourth Quarter (through December 14, 2010)	1.3202	1.2822

Currency-Linked Step Up Notes	TS-10

Philippine peso

The following table sets forth the high and low daily exchange rates for the Philippine peso for the calendar quarters from the first quarter of 2005 through December 14, 2010. On December 14, 2010, the exchange rate for the Philippine peso was 43.8180 Philippine pesos per U.S. dollar, as reported by Bloomberg L.P. The Initial Exchange Rate for the Philippine peso will be determined by the calculation agent on the pricing date and set forth in the final term sheet that will be made available in connection with sales of the notes.

	High	Low
2005
First Quarter	56.2600	53.9750
Second Quarter	55.9750	53.9500
Third Quarter	56.3550	55.5500
Fourth Quarter	55.9750	52.9950

2006
First Quarter	52.8500	51.0150
Second Quarter	53.5200	50.9700
Third Quarter	52.9800	50.0900
Fourth Quarter	50.1470	49.0300

2007
First Quarter	49.1350	48.0600
Second Quarter	48.3450	45.5900
Third Quarter	47.1250	44.7770
Fourth Quarter	45.1120	41.2150

2008
First Quarter	41.8390	40.2700
Second Quarter	44.9550	41.4700
Third Quarter	47.1600	43.7850
Fourth Quarter	49.9420	46.7430

2009
First Quarter	49.0300	46.4450
Second Quarter	48.9950	46.9700
Third Quarter	48.9000	47.2920
Fourth Quarter	47.7470	46.0000

2010
First Quarter	46.6900	45.1700
Second Quarter	47.1270	44.2300
Third Quarter	46.5550	43.8500
Fourth Quarter (through December 14, 2010)	44.2520	42.4900

Currency-Linked Step Up Notes	TS-11

Malaysian ringgit

The following table sets forth the high and low daily exchange rates for the Malaysian ringgit for the calendar quarters from the first quarter of 2005 through December 14, 2010. On December 14, 2010, the exchange rate for the Malaysian ringgit was 3.1260 Malaysian ringgits per U.S. dollar, as reported by Bloomberg L.P. The Initial Exchange Rate for the Malaysian ringgit will be determined by the calculation agent on the pricing date and set forth in the final term sheet that will be made available in connection with sales of the notes.

	High	Low
2005
First Quarter	3.8000	3.8000
Second Quarter	3.8000	3.8000
Third Quarter	3.8000	3.7463
Fourth Quarter	3.7810	3.7695

2006
First Quarter	3.7790	3.6831
Second Quarter	3.6875	3.5765
Third Quarter	3.6950	3.6415
Fourth Quarter	3.6955	3.5270

2007
First Quarter	3.5300	3.4527
Second Quarter	3.4835	3.3870
Third Quarter	3.5150	3.4026
Fourth Quarter	3.4135	3.3115

2008
First Quarter	3.3112	3.1585
Second Quarter	3.2760	3.1320
Third Quarter	3.4710	3.2185
Fourth Quarter	3.6400	3.4362

2009
First Quarter	3.7280	3.4660
Second Quarter	3.6475	3.4715
Third Quarter	3.5975	3.4615
Fourth Quarter	3.4790	3.3605

2010
First Quarter	3.4440	3.2638
Second Quarter	3.3630	3.1825
Third Quarter	3.2332	3.0846
Fourth Quarter (through December 14, 2010)	3.1635	3.0815

Currency-Linked Step Up Notes	TS-12

Indonesian rupiah

The following table sets forth the high and low daily exchange rates for the Indonesian rupiah for the calendar quarters from the first quarter of 2005 through December 14, 2010. On December 14, 2010, the exchange rate for the Indonesian rupiah was 9,012.0000 Indonesian rupiahs per U.S. dollar, as reported by Bloomberg L.P. The Initial Exchange Rate for the Indonesian rupiah will be determined by the calculation agent on the pricing date and set forth in the final term sheet that will be made available in connection with sales of the notes.

	High	Low
2005
First Quarter	9,515.0000	9,135.0000
Second Quarter	9,760.0000	9,430.0000
Third Quarter	10,775.0000	9,725.0000
Fourth Quarter	10,303.0000	9,685.0000

2006
First Quarter	9,815.0000	9,045.0000
Second Quarter	9,495.0000	8,703.0000
Third Quarter	9,295.0000	9,045.0000
Fourth Quarter	9,228.0000	8,995.0000

2007
First Quarter	9,255.0000	8,973.0000
Second Quarter	9,125.0000	8,675.0000
Third Quarter	9,480.0000	9,000.0000
Fourth Quarter	9,433.0000	9,053.0000

2008
First Quarter	9,458.0000	9,060.0000
Second Quarter	9,355.0000	9,189.0000
Third Quarter	9,506.0000	9,073.0000
Fourth Quarter	12,650.0000	9,478.0000

2009
First Quarter	12,100.0000	10,805.0000
Second Quarter	11,595.0000	9,930.0000
Third Quarter	10,293.0000	9,658.0000
Fourth Quarter	9,665.0000	9,340.0000

2010
First Quarter	9,428.0000	9,090.0000
Second Quarter	9,378.0000	9,008.0000
Third Quarter	9,071.0000	8,908.0000
Fourth Quarter (through December 14, 2010)	9,041.0000	8,890.0000

Currency-Linked Step Up Notes	TS-13

While historical information on the Exchange Rate Measure will not exist before the pricing date, the following graph sets forth hypothetical monthly historical values of the Exchange Rate Measure from January 1, 2005 through November 30, 2010 based upon historical exchange rates for the underlying currencies as of the end of each month. For purposes of this graph, the value of the Exchange Rate Measure was set to 100 as of December 31, 2004 and the value of the Exchange Rate Measure as of the end of each month is based upon the hypothetical Ending Value as of the end of that month, calculated as described in the section “The Basket of Asian Currencies” above. This historical data on the exchange rates as reported by Bloomberg is not necessarily indicative of the future performance of the underlying currencies or the Exchange Rate Measure or what the value of the notes may be. Any historical upward or downward trend in the value of the Exchange Rate Measure during any period set forth below is not an indication that the Ending Value will be greater than the Starting Value.

Currency-Linked Step Up Notes	TS-14

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:

▪

Although there are no statutory provisions, regulations, published rulings, or judicial decisions addressing the characterization, for U.S. federal income tax purposes, of the notes, we intend to treat the notes as debt instruments for U.S. federal income tax purposes and, where required, intend to file information returns with the IRS in accordance with such treatment.

▪	A U.S. Holder will be required to report original issue discount (“OID”) or interest income based on a “comparable yield” with respect to a note without regard to cash, if any, received on the notes.

▪

Upon a sale, exchange, or retirement of a note prior to maturity, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, or retirement and the holder’s tax basis in the notes. A U.S. Holder generally will treat any gain as ordinary interest income, and any loss as ordinary up to the amount of previously accrued OID and then as capital loss. At maturity, (i) if the actual Redemption Amount exceeds the projected Redemption Amount, a U.S. Holder must include such excess as interest income, or (ii) if the projected Redemption Amount exceeds the actual Redemption Amount, a U.S. Holder will generally treat such excess first as an offset to previously accrued OID for the taxable year, then as an ordinary loss to the extent of all prior OID inclusions, and thereafter as a capital loss.

Certain U.S. Federal Income Taxation Considerations

Set forth below is a summary of certain U.S. federal income tax considerations relating to an investment in the notes. The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-23 of product supplement STEP UP-2, which you should carefully review prior to investing in the notes. Capitalized terms used and not defined herein have the meanings ascribed to them in product supplement STEP UP-2.

General. There are no statutory provisions, regulations, published rulings, or judicial decisions addressing the characterization, for U.S. federal income tax purposes, of notes or other instruments with terms substantially the same as the notes. However, although the matter is not free from doubt, under current law, each note should be treated as a debt instrument for U.S. federal income tax purposes. We currently intend to treat the notes as debt instruments for U.S. federal income tax purposes and, where required, intend to file information returns with the IRS in accordance with such treatment, in the absence of any change or clarification in the law, by regulation or otherwise, requiring a different characterization of the notes. You should be aware, however, that the IRS is not bound by our characterization of the notes as indebtedness and the IRS could possibly take a different position as to the proper characterization of the notes for U.S. federal income tax purposes. If the notes are not in fact treated as debt instruments for U.S. federal income tax purposes, then the U.S. federal income tax treatment of the purchase, ownership, and disposition of the notes could differ materially from the treatment discussed below, with the result that the timing and character of income, gain, or loss recognized in respect of a note could differ materially from the timing and character of income, gain, or loss recognized in respect of a note had the notes in fact been treated as debt instruments for U.S. federal income tax purposes. Accordingly, prospective purchasers are urged to consult their own tax advisors regarding the tax consequences of investing in the notes. The following summary assumes that the notes will be treated as debt instruments of BAC for U.S. federal income tax purposes.

Interest Accruals. The amount payable on the notes at maturity will depend on the performance of the Exchange Rate Measure. We intend to take the position that the “denomination currency” (as defined in the applicable Treasury regulations) of the notes is the U.S. dollar and, accordingly, we intend to take the position that the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, subject to taxation under the “noncontingent bond method,” and the balance of this discussion assumes that this characterization is proper and will be respected. Under this characterization, the notes generally will be subject to the Treasury regulations governing contingent payment debt instruments. Under those regulations, a U.S. Holder will be required to report OID or interest income based on a “comparable yield” and a “projected payment schedule,” established by us for determining interest accruals and adjustments with respect to a note. A U.S. Holder who does not use the “comparable yield” and follow the “projected payment schedule” to calculate its OID and interest income on a note must timely disclose and justify the use of other estimates to the IRS.

Sale, Exchange, or Retirement of the Notes. Upon a sale, exchange, or retirement of a note prior to maturity, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, or retirement and the holder’s tax basis in the notes. A U.S. Holder’s tax basis in a note generally will equal the cost of that note, increased by the amount of OID previously accrued by the holder for that note (without regard to any positive or negative adjustments under the contingent payment debt regulations). A U.S. Holder generally will treat any gain as interest income, and will treat any loss as ordinary loss to the extent of the excess of previous interest inclusions over the total negative adjustments previously taken into account as ordinary losses, and the balance as long-term or short-term capital loss depending upon the U.S. Holder’s holding period for the notes. At maturity, (i) if the actual Redemption Amount exceeds the projected Redemption Amount, a U.S. Holder must include such excess as interest income, or (ii) if the projected Redemption Amount exceeds the actual Redemption Amount, a U.S. Holder will generally treat such excess first as an offset to previously accrued OID for the taxable year, then as an ordinary loss to the extent of all prior OID inclusions, and thereafter as a capital loss. The deductibility of capital losses by a U.S. Holder is subject to limitations.

Currency-Linked Step Up Notes	TS-15

Hypothetical Tax Accrual Table. The following table is based upon a hypothetical projected payment schedule (including a hypothetical Redemption Amount) and a hypothetical comparable yield equal to 2.76% per annum (compounded semi-annually), which is our current estimate of the comparable yield, based upon market conditions as of the date of this term sheet as determined by us for purposes of illustrating the application of the Code and the Treasury regulations to the notes as if the notes had been issued on February 4, 2011 and were scheduled to mature on January 28, 2014. This tax accrual table is based upon a hypothetical projected payment schedule per $10 principal amount of the notes, which would consist of a single payment of $10.8521 at maturity. The following table is for illustrative purposes only, and we make no representations or predictions as to what the actual Redemption Amount will be. The actual “projected payment schedule” will be completed on the pricing date, and included in the final term sheet.

Accrual Period	Interest Deemed to Accrue on the Notes During Accrual Period (per Unit of the Notes)	Total Interest Deemed to Have Accrued on the Notes as of End of Accrual Period (per Unit of the Notes)
February 4, 2011 to December 31, 2011	$0.2523	$0.2523
January 1, 2012 to December 31, 2012	$0.2849	$0.5372
January 1, 2013 to December 31, 2013	$0.2928	$0.8300
January 1, 2014 to January 28, 2014	$0.0211	$0.8521

Hypothetical Projected Redemption Amount = $10.8521 per unit of the notes.

Additional Medicare Tax on Unearned Income. With respect to taxable years beginning after December 31, 2012, certain U.S. Holders, including individuals and estates and trusts, will be subject to an additional 3.8% Medicare tax on unearned income. For individual U.S. Holders, the additional Medicare tax applies to the lesser of (i) “net investment income,” or (ii) the excess of “modified adjusted gross income” over $200,000 ($250,000 if married and filing jointly or $125,000 if married and filing separately). “Net investment income” generally equals the taxpayer’s gross investment income reduced by the deductions that are allocable to such income. Investment income generally includes passive income such as interest, dividends, annuities, royalties, rents, and capital gains. U.S. Holders are urged to consult their own tax advisors regarding the implications of the additional Medicare tax resulting from an investment in the notes.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. See the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-23 of product supplement STEP UP-2.

Currency-Linked Step Up Notes	TS-16

Additional Terms

You should read this term sheet, together with the documents listed below, which together contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the sections indicated on the cover of this term sheet. The notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

▪	Product supplement STEP UP-2 dated September 22, 2009:

http://www.sec.gov/Archives/edgar/data/70858/000119312509195722/d424b5.htm

▪	Series L MTN prospectus supplement dated April 21, 2009 and prospectus dated April 20, 2009:

http://www.sec.gov/Archives/edgar/data/70858/000095014409003387/g18667b5e424b5.htm

Our Central Index Key, or CIK, on the SEC Website is 70858.

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the product supplement, the prospectus supplement, and the prospectus in that registration statement, and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you the Note Prospectus if you so request by calling MLPF&S toll-free at 1-866-500-5408.

Market-Linked Investments Classification

Market-Linked Investments come in four basic categories, each designed to meet a different set of investor risk profiles, time horizons, income requirements and market views (bullish, bearish, moderate outlook, etc.). The following descriptions of these categories are meant solely for informational purposes and are not intended to represent any particular Market-Linked Investment or guarantee performance. Certain Market-Linked Investments may have overlapping characteristics.

Market Downside Protection: Market Downside Protection Market-Linked Investments combine some of the capital preservation features of traditional bonds with the growth potential of equities and other asset classes. They offer full or partial market downside protection at maturity, while offering market exposure that may provide better returns than comparable fixed income securities. It is important to note that the market downside protection feature provides investors with protection only at maturity, subject to issuer credit risk. In addition, in exchange for full or partial protection, you forfeit dividends and full exposure to the linked asset’s upside. In some circumstances, this could result in a lower return than with a direct investment in the asset.

Enhanced Income: These short- to medium-term market-linked notes offer you a way to enhance your income stream, either though variable or fixed-interest coupons, an added payout at maturity based on the performance of the linked asset, or both. In exchange for receiving current income, you will generally forfeit upside potential on the linked asset. Even so, the prospect of higher interest payments and/or an additional payout may equate to a higher return potential than you may be able to find through other fixed-income securities. Enhanced Income Market-Linked Investments generally do not include market downside protection. The degree to which your principal is repaid at maturity is generally determined by the performance of the linked asset. Although enhanced income streams may help offset potential declines in the asset, you can still lose part or all of your original investment.

Market Access: Market Access notes may offer exposure to certain market sectors, asset classes and/or strategies that may not even be available through the other three categories of Market-Linked Investments. Subject to certain fees, the returns on Market Access Market- Linked Investments will generally correspond on a one-to-one basis with any increases or decreases in the value of the linked asset, similar to a direct investment. In some instances, they may also provide interim coupon payments. These investments do not include the market downside protection feature and, therefore, your principal remains at risk.

Enhanced Return: These short- to medium-term investments offer you a way to enhance exposure to a particular market view without taking on a similarly enhanced level of market-downside risk. They can be especially effective in a flat to moderately positive market (or, in the case of bearish investments, a flat to moderately negative market). In exchange for the potential to receive better-than market returns on the linked asset, you must generally accept a degree of market downside risk and capped upside potential. As these investments are not market downside protected, and do not assure full repayment of principal at maturity, you need to be prepared for the possibility that you may lose all or part of your investment.

Currency-Linked Step Up Notes	TS-17